Exhibit 99

Dillard’s, Inc. Reports April Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 7, 2009--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the four weeks ended May 2, 2009 were $429,282,000 compared to sales for the four weeks ended May 3, 2008 of $476,841,000. Total sales decreased 10%. Sales in comparable stores decreased 6% for the four-week period. Because the Easter holiday occurred in March last year and in April of the current year, the Company noted that a considerable amount of Easter shopping activity shifted to the April fiscal month.

Sales for the thirteen weeks ended May 2, 2009 were $1,417,063,000 compared to sales for the thirteen weeks ended May 3, 2008 of $1,680,179,000. Total sales decreased 16%. Sales in comparable stores decreased 13% for the thirteen-week period.

During the four weeks ended May 2, 2009, sales were above the average total Company trend in the Central region, slightly below trend in the Eastern region and below trend in the Western region.

During the four weeks ended May 2, 2009, the sales performance in juniors’ and children’s apparel was significantly better than the average total Company trend. The sales performance in the home and furniture category was significantly below trend.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations